                                  EXHIBIT 99.3

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

                                (As restated)

INTRODUCTION

In August 1997, PennCorp Financial Group, Inc. ("PennCorp", the "Company") announced that it would likely be restating its financial statements for each of the years in the three year period ended December 31, 1996. The discussion below reflects the restated amounts for each of the years in the three year period ended December 31, 1996. Further information regarding the restatement is provided in Note 19 of the Notes to Consolidated Financial Statements contained elsewhere herein.

CAUTIONARY STATEMENT

Cautionary Statement for purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The statements below that relate to future plans, events or performances are forward-looking statements that involve a number of risks or uncertainties. Among those items that could adversely affect the Company's financial condition, results of operations and cash flows are the following: changes in regulations affecting insurance companies, interest rates, the federal income tax code (to the extent the Company's product mix includes tax deferred accumulation products), the ratings assigned to the Company's insurance subsidiaries by independent rating organizations such as A.M. Best and Company ("A.M. Best") (which the Company believes are particularly important to the sale of annuity and other accumulation products) and unanticipated litigation. There can be no assurance that other factors not currently anticipated by management will not also materially and adversely affect the Company's results of operations.

GENERAL

The Company, through its operating subsidiaries, is a low cost provider of accumulation, life, and fixed benefit accident and sickness insurance products throughout the United States and Canada. The Company's products are sold through several distribution channels, including exclusive agents, general agents, financial institutions, and payroll deduction programs, and are targeted primarily to lower and middle-income individuals in rural and suburban areas. These products are primarily small premium accident and sickness insurance policies with defined fixed benefit amounts, traditional whole life and universal life insurance with low face amounts and accumulation products such as single premium deferred annuities.

The Company's financial condition and results of operations for the periods covered by this and future "Management's Discussion and Analysis of Financial Condition and Results of Operations" are or will be affected by several common factors, each of which is discussed below.

Strategic Review of Business Units. As a result of the tremendous growth the Company has experienced, the diversification of the underlying business units resulting from acquisitions over time, and the need for the Company to be able to rapidly integrate future acquisitions, the Company began a strategic business evaluation during the third quarter of 1996 which is now nearly complete.

The evaluation considered each of the current operating companies and, in anticipation of the consummation of the purchase of the Controlling Interest of Southwestern Financial Corporation ("SW Financial"), the impact of SW Financial on the Company's current and long-term profitability potential, the ability of the operating companies to absorb operations related to future acquisitions and the market focus of the operating companies.

The Company has begun to realign its existing operating companies in light of the strategic review and anticipates a charge related to costs directly associated with the initial divisional restructuring which will have no future economic benefit ("restructuring costs"), including the costs of employee termination benefits and relocation, early service contract termination, and facility abandonment. A charge for the restructuring costs will be included in the Company's results of operations during 1997. In addition, the Company may incur additional restructuring costs when integration plans are implemented for the SW Financial transaction.

Acquisitions. The Company's growth strategy emphasizes the acquisition of complementary insurance operations and the utilization of the Company's several distribution channels to further penetrate its target markets. In making acquisitions, the Company seeks to broaden its distribution channels, increase its product offerings and expand its geographic presence. The Company also seeks benefits from expense reduction through the consolidation of facilities and staff and the conversion to common administrative systems.

M D & A continued

Each of the operating considerations outlined above as well as the cost of capital to the Company, expected cash flows from the target acquisition and actuarial factors, such as future premium, mortality, morbidity, surrenders, operating expenses and yields on assets held to back policy liabilities are considered and weighted in determining the relative risk of financial rewards for taking on the acquisition target. On July 22, 1996, the Company acquired United Companies Life Insurance Company ("United Life") from United Companies Financial Corporation. United Life markets fixed and variable annuity products through independent agents and financial institution marketing channels.

On July 25, 1995, the Company consummated the acquisition of Integon Life Insurance Corporation ("Integon Life"). Integon Life's life and annuity products are marketed through a general agency sales force, primarily in the Southeastern United States.

On August 31, 1994, the Company acquired American-Amicable Life Insurance Company of Texas ("AA Life") through American-Amicable Holding Corporation ("AAHC"). AA Life markets life insurance products to military and civilian employees at U.S. military installations throughout the world.

The comparability of the Company's financial position, results of operations and cash flows for each of the periods presented have been affected by these acquisitions. The pro forma effects of the acquisitions of United Life, Integon Life, and AA Life are described in Note 3 to the Company's Consolidated Financial Statements included elsewhere herein.

Financing Activities. As a part of each of the Company's acquisitions and as part of a long-term plan to maintain an appropriate balance in its capital structure, PennCorp has undertaken various public and private financing transactions. As a result, the Company's historical financial results reflect significant variations in financing costs including preferred stock dividends and extraordinary charges resulting from the early extinguishment of debt.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

The Company's liquidity requirements are funded primarily by its insurance subsidiaries. The insurance subsidiaries' principal sources of cash are premiums and investment income. The insurance subsidiaries' primary uses of cash are policy claims, commissions, operating expenses, income taxes and payments to the Company for principal and interest due under surplus debentures, tax sharing payments and dividends. Both sources and uses of cash are reasonably predictable.

Financings. On August 2, 1996, the Company issued 2,875,000 shares of $3.50 Series II Convertible Preferred Stock ("Series II Convertible Preferred Stock") for net proceeds of $139.2 million. The cash raised through this offering, along with borrowings under the Company's bank credit facility, were utilized (i) to fund the cash portion of the purchase price for United Life, aggregating $100.4 million, (ii) to fund a capital contribution of $57.3 million to United Life, and (iii) to pay related expenses of the acquisition of United Life of $9.7 million. The Company accrued or paid dividends of $4.0 million during 1996 related to the Series II Convertible Preferred Stock.

On February 28, 1996, PennCorp completed the sale of 5,131,300 shares of Common Stock, netting proceeds of $155.5 million ("February Common Stock Offering"). Proceeds from this offering were utilized to repay $80.0 million of corporate and $57.0 million of subsidiary indebtedness, and to pay $10.0 million to SW Financial's former owner in lieu of PennCorp's obligation to issue an equivalent number of shares of Common Stock.

In May 1996, the Company entered into a revolving credit agreement with a syndicate of banks (the "bank credit agreement") for up to $175.0 million of funds available at any one time to replace the $100.0 million bridge facility utilized by the Company to make the investment in SW Financial, which was repaid out of the proceeds of the February Common Stock Offering. During the remainder of 1996, the Company borrowed amounts aggregating $92.0 million for (i) the repurchase of $35.4 million in principal amount of the Company's 9 1/4% Senior Subordinated Debenture due 2003 (the "Notes") for $37.7 million, including interest and premium on early redemption of $2.3 million, (ii) the refinancing of $20.0 million of indebtedness under the previously outstanding bridge facility, (iii) the repayment of $16.5 million of amounts owed certain subsidiaries, and (iv) $17.8 million for general corporate purposes including the United Life acquisition, interest payments and common and preferred stock dividend payments. Total interest and related costs incurred under the bank credit facility were $1.6 million during 1996.

M D & A continued

On July 14, 1995, PennCorp issued 2,300,000 shares of $3.375 Convertible Preferred Stock ("Convertible Preferred Stock") for net proceeds of $110.5 million. On March 16, 1995, PennCorp issued 3,750,000 shares of Common Stock, for net proceeds of approximately $51.2 million. The proceeds from these two offerings were used to (i) consummate the acquisition of Integon Life, which utilized funds totaling $33.4 million (including a capital contribution of $15.0 million), (ii) repay $28.5 million outstanding under, and subsequently cancel, a revolving credit facility, (iii) repurchase, for $34.6 million, all of the Company's Series A Preferred Stock, (iv) repay $11.2 million due to Integon Life's former parent company under a subordinated debenture, (v) pay the $15.4 million cash portion of the purchase price of Occidental Life Insurance Company of North Carolina ("OLIC") (which PennCorp purchased from Pennsylvania Life Insurance Company and its wholly-owned subsidiary, PennCorp Life Insurance Company (collectively referred to herein as "Penn Life") and subsequently contributed to Integon Life), (vi) prepay $20.0 million principal amount of indebtedness under the AAHC credit facility, and (vii) make payments for general corporate purposes, including interest payments and the cancellation of certain interest rate swap agreements. The Company paid or accrued dividends on the Convertible Preferred Stock amounting to $7.8 million and $3.6 million during 1996 and 1995, respectively.

As part of the financing for the Integon Life acquisition, PennCorp issued Series B Preferred Stock with an initial value of $12.8 million, which accretes at 10.4% per annum until its maturity on June 30, 1997, and Series C Preferred Stock with an initial value (subject to offset) of $17.9 million, which accretes at 9.3% per annum until its maturity on June 30, 1998. The Series C Preferred Stock's estimated initial value for financial statement purposes was approximately $16.0 million. Preferred stock dividends accreted during 1996 and 1995, on the Series B and Series C Preferred Stock amounted to $2.9 million and $1.3 million, respectively. On March 14, 1997, the Company redeemed all the outstanding Series B Preferred Stock for $14.7 million, utilizing proceeds available under the bank credit facility.

In addition to the Series B and Series C Preferred Stock, the Company utilized $30.0 million in borrowings by Salem Holdings Corporation ("SHC"), the parent of Integon Life, from a syndicate of banks in order to fund a portion of the Integon Life acquisition. In March 1996, the Company utilized proceeds from the February Common Stock Offering to repay $30.0 million of indebtedness outstanding and cancel the SHC bank facility. For the years ended, December 31, 1996 and 1995, the Company incurred interest costs related to borrowings by SHC of $451,000 and $513,000, respectively.

In order to fund the AA Life acquisition, AAHC borrowed $55.0 million under the AAHC credit facility. The AAHC credit facility was repaid and cancelled in March 1996. During 1996, 1995 and 1994, AAHC made principal payments of $27.0 million, $23.0 million and $5.0 million, and had accumulated interest costs of $385,000, $3.3 million and $1.3 million under this facility, respectively.

As part of the financing of the AA Life acquisition, PennCorp issued 450,000 shares of Series A Preferred Stock with a stated dividend rate of approximately 6.0% for the first five years and approximately 8.0% thereafter, until redemption in 2009. During 1994, and prior to its full repurchase on August 25, 1995, PennCorp incurred dividends of $1.2 million and $1.7 million, respectively, related to the Series A Preferred Stock.

The Notes, the bank credit agreement and the Series C Preferred Stock impose certain covenants on the Company, including covenants restricting the amount of additional indebtedness the Company may incur, its ability to engage in future acquisitions and certain other business transactions, and the amount of dividends the Company may declare and pay, and requires the Company to maintain specified financial ratios and meet specified financial tests, all of which may impose limitations on the Company's future liquidity.

Surplus Debentures, Dividend Restrictions and Cash Flows. Cash generated by the Company's insurance subsidiaries is made available to PennCorp principally through periodic payments of principal and interest on surplus debentures issued by Pacific Life and Accident Insurance Company ("PLAIC"), Salem Life Insurance Company ("Salem Life") and Pioneer Security Life Insurance Company ("Pioneer Security") (collectively, the "Surplus Note Companies"). The amounts outstanding under the surplus debentures totaled $367.9 million and $315.8 million as of December 31, 1996 and 1995, respectively. The surplus debentures generally require (subject to availability of statutory capital and surplus and in some instances, regulatory approval) principal and interest payments to be made periodically in amounts sufficient to allow PennCorp to meet its cash requirements.

M D & A continued

The Surplus Note Companies rely upon dividends and tax sharing payments from their respective insurance subsidiaries. Each of the insurance subsidiaries is in turn subject to regulatory restrictions with respect to the maximum amount of dividends that can be paid to the Surplus Note Companies without prior regulatory approval. Such dividend restrictions are primarily in the form of (i) the greater of 10% of statutory capital and surplus or statutory earnings, or
(ii) the lesser of 10% of statutory capital and surplus or statutory earnings, depending upon applicable state laws. The Company believes that such restrictions will not significantly impact the Company's liquidity for the foreseeable future.

For the years ended December 31, 1996, 1995 and 1994, the Company received net payments from the Surplus Note Companies of $31.9 million, $19.1 million and $11.5 million, respectively. The Surplus Note Companies received $25.8 million, $21.6 million and $900,000 in dividends and tax sharing payments from their respective insurance subsidiaries. During 1995, and 1994, the Company's downstream holding companies, SHC and AAHC, each had direct bank indebtedness outstanding which restricted the amount of payments which could be made by Salem Life and Pioneer Security for the benefit of the Company. As a result of the repayment of such indebtedness from proceeds of the Company's February Common Stock Offering, Salem Life and Pioneer Security may now make payments under their respective surplus debentures for the benefit of PennCorp.

The primary cash requirements of the Company are interest payments, preferred stock dividends and common stock dividends which aggregated $33.9 million, $24.5 million and $16.5 million for the years ended December 31, 1996, 1995 and 1994, respectively. For the years ended December 31, 1996, 1995 and 1994, cash requirements of the Company exceeded cash made available to the Company through payments under the surplus debentures by $2.0 million, $5.4 million and $5.0 million, respectively. During each of these periods, the Company utilized a balance of dividends and surplus note payments from the insurance subsidiaries and borrowings under the Company's credit facilities to fund PennCorp's cash requirements. This balance resulted in what management believes to be, along with other factors, an appropriate retention of statutory capital and surplus to improve the insurance subsidiaries' A.M. Best ratings without placing an undue debt burden upon the Company.

During 1997, the maximum dividends and corresponding surplus debenture payments, without prior regulatory approval, are anticipated to be approximately $27.2 million and the Company's cash requirements are anticipated to be approximately $35.3 million. The Company intends to utilize funds available under its revolving credit facility to fund the shortfall. For periods beginning in 1998, under current statutory limitations, the Company believes that it will receive sufficient cash flow from the Surplus Note Companies and their respective subsidiaries to satisfy its cash requirements. As a result of the Company's decision to retain capital and surplus at the insurance subsidiary level, and with the contemplated realignment of the insurance subsidiaries into operating divisions, the Company believes that as of December 31, 1996, its insurance subsidiaries have excess capital and surplus. The Company's own established targets for estimated risk-based capital requirements indicate that the insurance divisions could make available approximately $50.0 million to PennCorp, subject to applicable regulatory approvals.

Investments. The Company's investment portfolio is managed with the objectives of maintaining high credit quality and liquidity, maximizing current income within acceptable levels of risk, minimizing market and credit risk, and matching the anticipated maturities of investments to the Company's liabilities. The Company believes that a conservative investment strategy fits the nature of its insurance products which have little or no inflation risk and limited build-up of cash accumulation values in earlier years.

The Company continuously evaluates its investment portfolio and the conditions under which it might sell securities, including changes in interest rates, changes in prepayment risk, liquidity needs, asset liability matching, tax planning strategies and other economic factors. Those securities that the Company believes would be subject to sale prior to the specified maturity date are included in "securities available for sale," which amounted to $2,993.9 million and $1,487.0 million at December 31, 1996 and 1995, respectively. Of those securities available for sale, 92.1% and 92.7% were rated Baa or above by Moody's Investors Services, Inc. at December 31, 1996 and 1995, respectively.

During the years ended December 31, 1996, 1995 and 1994, the Company sold $378.6 million, $109.8 million and $92.8 million of fixed maturity and equity securities, and purchased $955.8 million, $217.8 million and $183.6 million of fixed maturity and equity securities, respectively. Such sales and purchases were often effected to improve the quality of the investment portfolio or to avoid prepayment risks. During 1996 the Company sold one security in its held for investment portfolio aggregating $4.9 million as a result of a dramatic deterioration in its credit rating.

M D & A continued

During 1995, the Company established a portfolio of "trading securities" to provide the Company with the opportunity to undertake interest rate hedging strategies, to participate in short-term relative value trades and to invest in special situations with the goal of generating short-term trading profits. As a result of trading activities, the Company recognized $1.3 million and $5.7 million of profits during 1996 and 1995, respectively.

The Company held $1,428.3 million and $503.7 million of mortgage-backed bonds which represented 38.9% and 22.0% of total invested assets as of December 31, 1996 and 1995, respectively. The significant increase in mortgage-backed securities for the year ended December 31, 1996, was the result of the United Life acquisition. The Company invests in mortgage-backed securities in order to enhance portfolio yields and maintain a reliable cash flow stream from the invested asset portfolio. The Company maintains sophisticated models to measure the effective duration and option-adjusted duration of the consolidated investment portfolio. These models are updated on a monthly basis and are designed to allow accurate measurement of the convexity risks inherent in that percentage of the portfolio invested in mortgage-backed securities and other callable securities. The Company manages the portfolio convexity risk within the context of the overall asset and liability model and the quantification of disintermediation risk.

Mortgage loans on real estate amounted to 7.2% and 1.6% of total invested assets as of December 31, 1996 and 1995, respectively. The substantial increase in mortgage loans was the result of the United Life acquisition. United Life invests in first mortgage loans and provides a mortgage loan warehousing facility for its former parent as a means of obtaining higher invested asset yields necessary to support competitively priced annuity products. The Company has established a reserve for loan loss which aggregated $4.2 million as of December 31, 1996. As of December 31, 1996 and 1995, the Company had non-performing loans amounting to $1.4 million and $3.5 million, respectively. The Company is in various stages of foreclosure or sales of such loans. The Company believes its current loan loss provision is adequate to cover any future losses related to currently performing and non-performing loans.

Cash and short-term investments totaled $102.6 million and $457.3 million as of December 31, 1996 and 1995, respectively. At December 31, 1996 and 1995, respectively, the Company held approximately $12.2 million and $3.8 million in short-term investments needed in the settlement of investment trades early in the following year.

Final Determination of Pre-Acquisition Contingencies and Purchase Price Allocation. For each of the periods presented, the Company has made certain valuation determinations with respect to pre-acquisition contingencies or allocations. For the year ended December 31, 1996, the Company determined the following with respect to certain material acquisition contingencies or allocations: (i) the Company incurred additional costs associated with the acquisition of United Life of $2.5 million, which resulted in a corresponding increase to costs in excess of net assets acquired, (ii) the Company decreased real estate and mortgage loan loss valuations of Integon Life by $6.8 million, which resulted in a decrease in costs in excess of net assets acquired of $4.4 million and deferred tax assets of $2.2 million, and (iii) the Company increased certain policy reserves and claim reserves of Integon Life aggregating $10.0 million, which resulted in a corresponding increase to costs in excess of net assets acquired of $10.0 million.

For the year ended December 31, 1995, the Company determined a reduction in the valuation of the Series A Preferred Stock issued in conjunction with the AA Life Acquisition of $3.9 million was necessary based upon final settlement, which resulted in a corresponding reduction in costs in excess of net assets acquired.

For the year ended December 31, 1994, the Company determined: (i) it incurred additional costs amounting to $1.9 million associated with the acquisition of AA Life which resulted in a corresponding increase in costs in excess of net assets acquired and (ii) the valuation of the Series A Preferred Stock issued in conjunction with the AA Life acquisition should be increased by $4.0 million, as a result of an independent appraisal, which resulted in a corresponding increase to costs in excess of net assets acquired of $4.0 million.

Disintermediation Risk. With the acquisition of United Life and Integon Life, the Company significantly expanded its interest sensitive portfolio of products including universal life and accumulation products. The Company actively manages the difference in interest yields on assets backing interest sensitive liabilities and amounts credited to policyholder account balances so as to provide a margin or "spread". For the years ended December 31, 1996 and 1995, the Company had total interest sensitive liabilities aggregating $2,685.7 million and $1,423.7 million, respectively and obtained a spread on such liabilities of 2.1% and 1.4%, respectively. As part of the ongoing management of interest sensitive business, the Company annually undertakes "cash flow testing" sensitivities in which Management evaluates a range of interest rate scenarios under which credited interest rates and asset/liability durational matching may become mismatched. The Company believes that it has sufficient liquidity to withstand all reasonable scenarios established by Management.

M D & A continued

Cash Flows From Operations. The periods covered by Management's Discussion and Analysis of Financial Condition and Results of Operations indicate cash provided by operating activities of $152.1 million, $88.2 million and $5.6 million in 1996, 1995 and 1994, respectively. The positive cash flow from operating activities is not necessarily indicative of the Company's cash flow as $(205.2) million, $(53.2) million and $2.1 million of cash was (used) provided to fund cash flows for interest sensitive life and accumulation products during 1996, 1995 and 1994, respectively, which are classified as financing activities in accordance with generally accepted accounting principles.

Inflation. The Company sells fixed benefit, life, and accumulation products. Approximately 48.6% of the Company's total policy revenues for the year ended December 31, 1996, were derived from fixed benefit products. These products typically provide a predetermined fixed payment that will be paid under specified conditions. Fixed benefit products are not designed to provide reimbursement for medical and related costs incurred as a result of accidents and sickness. Accordingly, payment amounts are not affected by the insured's actual cost of health care services. Because of the characteristics of its fixed benefit products, the Company believes that inflation does not have a material effect on its operations.

Pending Acquisition and Related Transactions. The Company intends to file with the Securities and Exchange Commission ("SEC"), a preliminary proxy statement in which the Company, pending final review by the SEC, will be soliciting shareholder approval for the following: (i) the acquisition of the Controlling Interest in SW Financial, (ii) the acquisition of the Fickes and Stone Knightsbridge Interests, and (iii) other items including election of Directors.

The acquisition of the Controlling Interest in SW Financial will expand the Company's individual division operations with similar products, distribution channels and asset mixes.

The following unaudited pro forma selected financial data represents the Company's consolidated results of operations, as if the SW Financial transaction, United Life acquisition and other financial transactions occurred on January 1, 1996, and the pro forma financial position, as if such transactions occurred as of December 31, 1996. The unaudited selected financial data has been prepared for comparative purposes only and does not purport to be indicative of what would have occurred had the transactions been consummated as of January 1, 1996, or December 31, 1996, respectively, or the results of operations or financial position which may occur in the future.

                 (AMOUNTS IN MILLIONS, EXCEPT SHARE INFORMATION)

----------------------------------------------------------------------------------------------
                                                                        PRO FORMA      ACTUAL
                    FOR THE YEAR ENDED DECEMBER 31,                        1996         1996
---------------------------------------------------------------------  ------------ ----------
Total revenues                                                         $   984.7    $    582.7
Income before income taxes, undistributed earnings in unconsolidated
 affiliates and extraordinary charge                                       135.9         110.6

Net income before extraordinary charge applicable to common stock           76.9          90.7
Fully diluted net income before extraordinary charge per share
 applicable to common stock                                                 2.30          2.49

AS OF DECEMBER 31,
Total assets                                                           $ 6,919.5    $  4,809.3
Insurance and other liabilities                                          5,609.2       3,736.7
Long-term debt                                                             462.8         210.3
Mandatory redeemable preferred stock                                        18.1          32.9
Total shareholders' equity                                                 829.4         829.4





In anticipation of the acquisition of the Controlling Interest in SW Financial, the Company recently consummated a five-year, $450 million revolving credit facility ("revolver") with a syndicate of banks and terminated the Bank Credit Agreement. The revolver provides the Company with sufficient capacity, (i) to pay the consideration due to the controlling shareholders of SW Financial, (ii) to provide amounts needed to refinance existing indebtedness at SW Financial, and (iii) to provide liquidity for other general corporate purposes. Covenants contained in the revolver may require the Company to raise additional equity within 90 days of consummating the transactions noted above in order to maintain certain financial ratios.

M D & A continued

Borrowings under the revolver will carry variable rates of interest plus a margin which varies with the Company's implied senior unsecured indebtedness rating. Based upon PennCorp's current ratings, the revolver would reduce the Company's current borrowing rates under the formerly outstanding bank facility by approximately 35 basis points and would reduce the cost of indebtedness outstanding at SW Financial by nearly 300 basis points.

The Company anticipates, pending regulatory and shareholder approval, consummating the acquisition of the Controlling Interest in SW Financial, and the acquisition of the Fickes and Stone Knightsbridge Interests in late 1997 or early 1998.

New Accounting Pronouncements. The Financial Accounting Standard Board ("FASB") released for comment an Exposure Draft of a proposed Statement of Financial Accounting Standards, "Consolidated Financial Statements: Policy and Procedures" (the "Proposed Statement"). The Proposed Statement provides new guidelines with respect to the circumstances under which entities must report financial information on a consolidated basis. The Proposed Statement, if issued, would have been effective for fiscal years beginning after December 15, 1996. Although the Company cannot predict if, and in what form, the Proposed Statement will be issued, the Company believes that the Proposed Statement could require consolidation of Southwestern Life and Union Bankers and certain other transactions of the Company and Knightsbridge.

On March 3, 1997, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," replacing Accounting Principles Board ("APB") Opinion No. 15, "Earnings per Share." SFAS No. 128 replaces "primary" and "fully diluted" earnings per share ("EPS") under APB Opinion No. 15 with "basic" and "diluted" EPS. Unlike primary EPS, basic EPS excludes the dilutive effects of options, warrants and other convertible securities. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted EPS. However, under SFAS No. 128, the Company would use the average market price for its stock during the reporting period to determine the cost of options as opposed to the greater of the closing price at the end of the period or the average market price during the period, as currently required by APB Opinion No.
15. SFAS No. 128 is effective for years ending after December 15, 1997.

In March 1997, the FASB issued Financial Accounting Standards No. 129, "Disclosures of Information About Capital Structure" ("SFAS No. 129"). SFAS No. 129 is effective for both interim and annual financial statements issued after December 15, 1997, and clarifies the disclosure requirements related to the type, and nature, of securities contained within the Company's capital structure.

M D & A continued

RESULTS OF OPERATIONS
The following analysis should be read in conjunction with the historical financial statements of the Company and related notes thereto contained elsewhere herein. Significant financial information, percentage changes and ratios (excluding realized gains and losses on sale of investments and equity in undistributed earnings of unconsolidated affiliates) are shown in the following table:

                                       1996     1995     1994
---------------------------------      ----     ----     ----
         RATIOS TO REVENUES
         Total policy benefits         48.4%    38.9%    34.7%
         Insurance expenses            14.0     20.0     19.9
         Other operating expenses      14.8     16.8     17.6
         Interest and amortization
          of deferred debt              3.3      4.7      6.1
         issuance costs
         Pretax operating margin       19.5     19.6     21.7

Operating Ratios. Pretax operating margin declined modestly to 19.5% of revenues during 1996 from 19.6% and 21.7% in 1995 and 1994, respectively. The slight reduction was primarily due to declines in all operating ratios except for policy benefits, which offset such improvements. As the mix of insurance products shifts toward life and accumulation products versus fixed benefit products, management believes the 1996 ratios will be indicative of future ratios.

The ratio of total policy benefits to revenues increased during 1996 to 48.4% from 38.9% and 34.7% in 1995 and 1994, respectively. The increase in the ratio of total policy benefits to revenues during 1996 was primarily attributable to the continued increase in life products, relative to fixed benefit products, since benefits for life insurance products are typically greater, as a percentage of premium, than benefits for fixed benefit products. Additionally, accumulation products, such as deferred annuities, are priced to allow for the vast majority of interest earned on assets backing policy reserves to be credited to the policyholder account balance resulting in a faster growth in policy benefits than policy benefits for fixed benefit products. During 1996, the Company experienced higher than expected mortality and morbidity costs for Penn Life and OLIC, which collectively resulted in an approximately 2.0% increase in the claims incurred ratio for the Company as a whole. Also, during 1996, the Company refined the calculation certain of policy benefit reserves which collectively aggregated approximately $443.0 million. Such refinement resulted in an increase in future policy benefits of approximately $1.3 million. The refinement is anticipated to result in slightly larger increases in the change in future policy benefits in near-term reporting periods. The increase in the ratio of total policy benefits to revenues during 1995, as compared to 1994, was the result of the shift in product mix, from fixed benefit accident and sickness insurance, to accumulation and life insurance products as claims incurred ratios remained consistent between periods.

Insurance expenses dropped during 1996 to 14.0% of revenues from 20.0% and 19.9% during 1995 and 1994, respectively. The reduction resulted from increased premium volume and persistency, which has been steadily improving over the past two years, resulting in less amortization of insurance assets (primarily the present value of insurance in force) as a percentage of revenues. In addition, for the year ended December 31, 1996, certain interest sensitive blocks of business had significantly less amortization of deferred policy acquisition costs and present value of insurance in force, as compared to 1995 and 1994, due to reduced short-term profit margins from adverse mortality. The Company believes that the reduced profit margins will not impact the long-term profitability. However, should such mortality experience continue, the ultimate recoverability of deferred policy acquisition costs and present value of insurance in force could be adversely affected.

Other operating expenses declined as a percentage of revenues to 14.8% during 1996, from 16.8% and 17.6% during 1995 and 1994, respectively. This downward trend was due to the acquisitions of United Life and Integon Life, which are administered by the Company at overhead expense rates less than the business in force prior to their respective acquisitions. Despite the growing revenue base, the Company's total underlying expense infrastructure has increased only moderately. In addition, expense costs have shifted from overhead and maintenance expenses to those more closely related to the production of new business.

Interest costs fell to 3.3% of revenues during 1996, from 4.7% during 1995, and 6.1% during 1994. The Company's financings for each of its acquisitions have impacted these ratios. During 1996, the Company utilized common and preferred stock offerings to finance acquisition activities rather than debt. The weighted average interest cost for outstanding indebtedness dropped to 8.8% for the year ended December 31, 1996, from 9.0% and 9.3% for the years ended December 31, 1995, and 1994, respectively. The reduction in such interest costs was the result of the Company replacing subsidiary indebtedness with borrowings by the Company which carry substantially lower interest rates.

M D & A continued

Policy Revenues. Policy revenues increased to $348.1 million in 1996 from $301.9 and $244.4 million in 1995 and 1994, respectively. Fixed benefit policy revenues decreased by 3.1% and 1.2% to $169.3 million and $174.7 million during 1996 and 1995, respectively, after increasing by 15.9% during 1994 to $176.9 million. Increases in fixed benefit policy revenues during 1994 resulted primarily from the acquisition of Professional. During 1996 and 1995, the Company's operating focus was concentrated primarily on increasing life policy revenues to achieve a balance of life policy revenues with those of fixed benefit products. In addition, during 1996 the Company effectively ceased marketing its "instant issue" fixed benefit products, as a result of higher than anticipated loss ratios, which resulted in a $4.9 million decline in fixed benefit policy revenues.

Life policy revenues increased 43.9%, 75.0% and 37.2% to $170.0 million, $118.1 million and $67.5 million for the years ended 1996, 1995 and 1994, respectively. The acquisition of United Life in July 1996, and Integon Life in July 1995, added $72.4 million and $22.9 million of life policy revenues during 1996 and 1995, respectively. The inclusion of AA Life for the full year 1995 increased life policy revenue by $29.1 million while AA Life provided an additional $13.7 million of life policy revenues during 1994. Partially offsetting some of these increases were declines in Penn Life's policy revenues from closed blocks of business of $1.1 million, $750,000 and $1.0 million during 1996, 1995 and 1994, respectively.

Net Investment Income. The effects of a larger invested asset base and improved average portfolio yields to 7.5% in 1996 from 7.3% during 1995 and 1994, resulted in net investment income increasing 106.0%, 97.1% and 20.3% in 1996, 1995 and 1994, to $210.7 million, $102.3 million and $51.9 million, respectively. The acquisitions of United Life, which added invested assets of $1,492.9 million in July 1996, Integon Life, which added invested assets of $1,339.1 million in July 1995, and AA Life, which added invested assets of $204.3 million in August 1994, contributed to the increase in investment income. During 1996, United Life added $49.3 million of investment income and Integon Life incrementally added $57.6 million as a result of being included for the entire year. During 1995, Integon Life and AA Life incrementally added $40.1 million and $9.7 million to investment income, respectively. During 1994, AA Life and Professional provided additional investment income to the Company of $4.8 million and $2.5 million, respectively.

Other income. For purposes of presentation of the Summary of the Selected Financial Information, "other income" includes undistributed earnings in unconsolidated affiliates, income as a result of trading portfolio activity and the income generated by the third party marketing activities of Marketing One. During 1996 and 1995, income from unconsolidated affiliates aggregated $21.0 million and $4.7 million, respectively including $21.0 million and $910,000 as a result of the Company's economic interest in SW Financial during 1996 and 1995, respectively. For additional information on the operating results of SW Financial see Note 6 of Notes to Consolidated Financial Statements. During 1995, the Company included its portion of the operating results of its 49% interest in the limited partnership which owned Integon Life aggregating $3.8 million prior to the Company's consummation of the acquisition of the remaining 51% of Integon Life in July 1995.

In conjunction with the Company's acquisition and investment activities, Management is regularly presented with investment opportunities to invest in substantially undervalued securities in corporations which will likely undertake some form of restructuring. In 1995, the Company established a trading security account for such investments. The Company reported trading gains amounting to $1.3 million and $5.7 million during 1996 and 1995, respectively.

Revenues generated by Marketing One aggregated $20.0 million and $7.4 million during 1996 and 1995, respectively. Marketing One was acquired by the Company in August 1995.

Net gains/losses from sale of investments. The Company maintains an investment portfolio that focuses on maximizing investment income, without exposure to unwarranted interest rate and credit risk. The Company actively manages asset duration and liquidity risks. As a result of this strategy, the Company routinely sells positions in securities no longer meeting its criteria. Sales of securities during 1996, 1995 and 1994, resulted in the Company realizing gains of $1.3 million, $3.8 million during 1996 and 1995, respectively, and losses of $3.6 million during 1994. During 1995, the Company liquidated its holdings in Conning & Co. which resulted in a realized gain of $3.2 million. (See Note 19 of Notes to Consolidated Financial Statements contained elsewhere herein).

M D & A continued

Claims Incurred. Claims incurred increased 33.0%, 25.9% and 18.3% during 1996, 1995 and 1994, to $188.7 million, $141.9 million and $112.7 million, respectively. The increase in claims during 1996 was due to the addition of United Life, $3.3 million, the inclusion of Integon Life for the full year, $35.1 million, and adverse mortality experience at OLIC and Penn Life of $4.2 million and $2.6 million, respectively, when compared to the previously reported period. The Company believes that the modest increase in claims at OLIC and Penn Life are a statistical aberration and do not appear to be the result of poor underwriting or anti-selection. The Company is continuing to closely monitor the claims activity in each insurance subsidiary. During 1995, the increase in claims incurred attributable to Integon Life and AA Life, was $22.8 million and $10.3 million, respectively. During 1994, the impact of the AA Life acquisition and the inclusion of Professional for the entire year increased claims incurred by $18.2 million.

Insurance Related Expenses. Insurance related expenses (including commissions, amortization of deferred policy acquisition costs and amortization of the present value of insurance in force) increased 8.9%, 41.2% and 0.3% to $91.0 million, $83.6 million and $59.2 million during 1996, 1995 and 1994, respectively. During each of the periods the amortization of the present value of insurance in force increased slightly as a result of acquisitions. During 1996, and 1995, the Company utilized deferral methods comparable to those utilized in 1994 and thus the increase in amortization of deferred policy acquisition costs was the result of the growth of the blocks of new business issued since the acquisition of each subsidiary and related deferred costs. The increased insurance related expenses were also the result of somewhat higher commissions which totaled $34.7 million, $31.9 million and $30.7 million during 1996, 1995 and 1994, respectively.

Other Operating Expenses. Other operating expenses (including general operating, overhead and policy maintenance expenses) increased during 1996 to $90.1 million compared to $80.7 million during 1995 and $52.3 million during 1994. Excluding the impact of the United Life acquisition in 1996 and the inclusion of Integon Life, AA Life Marketing One for the full year period 1996 and 1995, respectively, and a non and recurring restructuring charge of $3.9 million in 1995, primarily related to the relocation of the Company's operating facility, other operating expenses decreased by $5.7 million or 11.2% during 1996 to $45.4 million for the Company's other insurance subsidiaries compared to $51.1 and $46.4 million during 1995 and 1994, respectively. The modest increase in expenses during 1995 as compared to 1994 was the result of the inclusion of AA Life for a full year partially off set by the release of $1.4 million of expense accruals originally established as part of the purchase allocations for Professional. During 1995 Professional settled certain outstanding litigation and incurred costs associated with relocation, each of which were substantially less than anticipated at the purchase date.

Also included in other operating expense is the amortization of costs in excess of net assets acquired which aggregated $8.6 million, $6.5 million and $5.2 million for 1996, 1995 and 1994, respectively.

Income Taxes. The effective tax rates for the years ended December 31, 1996, 1995 and 1994, were 37.0%, 35.0% and 36.5%, respectively. The 1996 effective rate is higher than the statutory rate of 35% primarily due to non-deductible amortization of costs in excess of net assets acquired. The decline of the effective tax rate for 1995 as compared to 1996 and 1994 is due to previously non-deductible operating losses becoming available to reduce tax on operating earnings. Effective tax rates in 1994 are higher than the statutory rate principally due to foreign taxes and non-deductible amortization of costs in excess of net assets acquired.